Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Inc., and Michael Abrams (“Employee”) effective as of November 18, 2024 (the “Effective Date”).

RECITALS:

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ Employee as its Chief Financial Officer, and Employee wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.         Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Employee hereby accepts, employment by the Company as the Company’s Chief Financial Officer, on the terms and conditions set forth in this Agreement. Employee’s primary workplace, as assigned by the Company and per the requirements of the Company, shall be Employee’s current location and Employee may conduct business from home, including confidential tele/videoconferences and safekeeping of confidential documents. Employee confirms that he is able to do so and that the Company is not liable for any expenses for the maintenance of such home office.

2.         Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of one (1) year commencing on the “Effective Date” and shall be automatically extended thereafter for successive terms of one (1) year each, unless Company provides Employee with notice of non-renewal at least sixty (60) days prior to the expiration of such term or unless Employee’s employment with the Company is terminated in accordance with the provisions of Section 5 hereof. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.          Capacity and Performance.

(a)         Except as noted in Section 4(b), during the term of this Agreement, Employee shall serve the Company as its Chief Financial Officer, initially reporting to the Company’s Chief Executive Officer (“CEO”) or such other individuals as may be designated by him or by the Board of Directors (“Board”) of the Company. Employee shall assume his duties as of the Effective Date.

(b)         Except as noted in Section 4(b), during the term hereof, Employee shall be employed by the Company on a full-time basis and shall perform the duties of his position and such other duties on behalf of the Company, reasonably consistent with his position, as may be designated from time to time by the Company’s Chief Business Officer (“CBO”) or the CEO.

(c)         Except as noted in Section 4(b), during the term hereof, Employee shall devote his commercially reasonable full-time efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. Employee shall not engage in any other business activity that is in conflict to, or competitive with, the Company or its business or with Employee’s duties and responsibilities hereunder. Employee will commit all necessary hours to meet said duties.

(d)         The Company shall provide Employee with the same indemnification rights and liability insurance coverage that it provides to other officers and directors of the Company.

(e)         During the Term of this Agreement, Employee is expected to maintain his clinical qualifications (including current medical licensures), and scientific and management skills and knowledge, that enable him to support the clinical and commercial development of pharmaceutical products. The Company will provide reasonable accommodations and expense support for Employee to maintain such qualifications and licensures (e.g. Continuing Medical Education). To the extent that Employee becomes aware of situations that may expose or potentially expose patients to harm of any sort, he is expected to immediately notify his supervisor or other Company management and to collaborate to mitigate such harm or potential harm.

4.         Compensation and Benefits. As compensation for all services performed by Employee under and during the term hereof and subject to performance of Employee’s duties and of the obligations of Employee to the Company pursuant to this Agreement or otherwise:

(a)         Base Salary. The Company shall pay Employee a base salary at the rate of three hundred twenty five thousand dollars ($325,000) per annum, payable monthly in accordance with the payroll practices of the Company for its employees and subject to increase from time to time by the executive management of the Company. Such base salary, as from time to time is increased, is hereafter referred to as the “Base Salary.”

(b)         Initial period. Initially, the Employee will be considered to be 50% employed, and receive 50% of the Base Salary (such period, the “Initial Period”). The Initial Period shall terminate upon the earlier of i) the completion of a debt, equity or equity-linked financing with minimum gross proceeds to the Company of $1 million (the “Qualified Financing”), or ii) February 1, 2025, which date may be extended by mutual agreement of the Employee and Company. Upon the conclusion of the Initial Period, Employee will move to full-time status and receive the full Base Salary. Also, the Employee will be allowed to continue to dedicate reasonable time and resources to other business activities (the “Other Business Activities”) primarily related to winding down certain initiatives involving the sale and/or merger of his current employer, provided, however, that such Other Business Activities will not i) affect or impact the ability of the Employee to fulfill his role and responsibilities at the Company, nor ii) conflict, or be competitive with, the Company or its business.

(c)         Incentive and Bonus Compensation. Employee shall be considered annually for a performance-based bonus (the “Bonus”) with a target (the “Target Bonus”) of Forty Percent (40%) of Base Salary and recommended by the executive management of the Company and approval of the Board’s Compensation Committee upon satisfactory performance of his duties and achievement of agreed upon objectives. The Bonus is payable in March of the following year, in accordance with the payroll and bonus practices of the Company and is at the sole discretion of the Company, and shall only be paid if employee is employed by the Company and in good standing with the Company on the date the bonus is actually to be distributed and there is no outstanding notice of termination by employee of Company. Any Bonus for 2024 will be prorated for the year.

(d)         Equity Compensation. Employee shall be awarded an initial grant of options to purchase 50,000 shares of common stock in the Company under the terms of the Company’s 2021 Omnibus Incentive Plan (the “Plan”) at an exercise price equal to the closing price of the Company’s common stock on the date announcing the closing of the aforementioned Qualified Financing (the “Options”). The Options shall vest in equal tranches over a three-year period on each anniversary of the Effective Date. Employee shall be eligible to receive additional equity grants under the Plan (or future similar plans) from time to time based on the recommendation of the CEO and/or CBO (as the case may be), and subject to the approval of the Board of Directors.

(e)         Vacations. Employee shall be entitled to three (3) weeks of vacation a year, to be taken at such times and intervals as shall be determined by Employee, subject to the reasonable business needs of the Company and with the approval of his immediate supervisor. Employee shall also be afforded reasonable professional development time to attend continuing professional education seminars in order to comply with his obligations under Clause 3(e). Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f)         Other Benefits. Employee shall be provided with an employer-sponsored health insurance plan that meets the requirements of the Affordable Care Act. Employee shall be entitled to participate in employee benefit plans from time to time in effect for US-based employees of the Company generally. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(g)         Business Expenses. The Company shall pay or reimburse Employee for all reasonable customary business expenses incurred or paid by Employee in the performance of his duties and responsibilities hereunder in accordance with the Company’s Travel Expense Policy as set forth in the Company’s Employee Handbook subject to any restrictions and to reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

5.         Termination of Employment. Notwithstanding the provisions of Section 2 hereof, Employee’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a)         Death. In the event of Employee’s death during the term hereof, Employee’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Employee’s designated beneficiary or, if no beneficiary has been designated by Employee, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any Annual Bonus awarded for the year preceding that in which termination occurs but unpaid on the date of termination and (iv) any business expenses incurred by Employee but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to Employee.

(b)         Disability.

(i)         The Company may terminate Employee’s employment hereunder, upon notice to Employee, in the event that Employee becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to Employee, other than for payment of Final Compensation.

(ii)         The Company may designate another employee to act in Employee’s place during any period of Employee’s disability. Notwithstanding any such designation, Employee shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans until the termination of his employment.

(iii)         Should the Company implement a disability income plan for all employees, while receiving disability income payments under the Company’s disability income plan, Employee shall not be entitled to receive any Base Salary under Section 4(a) hereof but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment. In the event the disability income payments under the Company’s disability income plan during the term hereof are less than Employee’s Base Salary, the Company shall pay to Employee, in accordance with Company’s standard payroll practices, an amount equal to Employee’s Base Salary less the disability income payments.

(iv)         If any question shall arise as to whether during any period Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Employee or his duly appointed guardian, if any, has no reasonable objection to determine whether Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Employee.

(c)         By the Company for Cause. The Company may terminate Employee’s employment hereunder for Cause at any time upon notice to Employee setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:

(i)          Employee’s failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities to the Company. Unauthorized absence of employee for a period of five consecutive business days shall be considered failure to perform as defined above;

(ii)         Material breach of Section 7 or 8 hereof or breach of any fiduciary duty owed to the Company;

(iii)         Fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company;

(iv)         Indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude that is material to the Company; or

(v)         Loss of licensure, professional disciplinary proceedings, or other events that impair Employee’s ability to function in a manner consistent with the role and responsibilities for an employee of such type.

Upon termination of Employee’s employment hereunder for Cause, the Company shall have no further obligation to Employee, other than for Final Compensation.

(d)         By the Company Other than for Cause or Upon a Change of Control. The Company may terminate Employee’s employment hereunder other than for Cause at any time upon sixty (60) days’ notice to Employee or otherwise upon a Change of Control. Should such termination occur after three months of employment, the Company shall provide Employee with severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination from the date of termination through 1) three months if in the first 90 days of employment; 2) plus one month every two months of further employment up to a total of 6 months. The Company shall also pay Employee all accrued compensation and prorated Target Bonus through the date of termination and shall immediately vest all unvested Equity Compensation, which shall then become fully exercisable. Any obligation of the Company to Employee hereunder is conditioned, however, on Employee signing a timely and effective release of claims (“Employee Release”). The first installment of the severance pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days following the later of the effective date of the Employee Release or the date the Employee Release, signed by Employee, is received by the Company, but shall be retroactive to the next business day following the date of termination. Should such termination occur within the first three months of employment, the Company will pay Employee the Base Salary for the period of 60 days from the date of termination.

6.         Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)         Payment by the Company of any amounts that may be due Employee in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to Employee.

(b)         Except for any right to continue participation in any employer-sponsored health plan, at Employee’s cost under COBRA or other applicable law, Employee’s participation in other Company benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Employee’s employment, without regard to any continuation of Base Salary or other payment to Employee following such date of termination.

(c)         Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Employee under Sections 7, 8 and 9 hereof. The obligations of the Company under Section 5(d) hereof are expressly conditioned upon Employee’s continued full performance of obligations under Sections 7, 8 and 9 hereof. Employee recognizes that, except as expressly provided in Section 5(d) no compensation is earned after termination of employment.

7.         Confidential Information.

(a)         Employee acknowledges that the Company continually develops Confidential Information; that Employee may develop Confidential Information for the Company; and that Employee may learn of Confidential Information during the course of employment. Employee will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by Employee incident to his employment or other association with the Company. Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, for a period of three (3) years. Further, Employee agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b)         All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company. Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board may specify, all Documents then in Employee’s possession or control.

8.         Assignment of Rights to Intellectual Property. Employee agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Employee will not charge the Company for time spent in complying with these obligations. All copyrightable works that Employee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.         Restricted Activities. Employee agrees that some restrictions on their activities during and after their employment are necessary to protect the goodwill, Confidential Information and other legitimate interested of the Company:

(a) While Employee is employed by the Company and for the twelve (12) months immediately following termination of his employment (in the aggregate, the “Non-Competition Period”), Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, joint venturer or otherwise, compete with the Company within any field of activity where Company is doing business. Specifically, Employee agrees not to engage in any manner in any activity that is directly competitive with the business of the Company as conducted at the time of Employee’s departure from the Company. For the purposes of this Section 9, the business of the Company shall include:

(i)          development and distribution of NMDA, Glutamine/Glutamate, and GABA-targeted drugs to treat psychiatric conditions, and/or an indication or a claim involving the treatment of depression, PTSD, or reduction of suicidal ideation; and

(ii)         development of any drug involving suicidal ideation or in which amelioration of suicidal ideation is a substantial part of the clinical program.

(iii)        participation in the development or operation of any clinical facility focused on the treatment of CNS disorders with ketamine and related drugs, transcranial magnetic stimulation, and related technologies.

(b) Employee agrees that during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company.

(c) Employee further agrees that during the Non-Competition Period, Employee will not hire or attempt to hire any employee or contractor of the Company, assist in such hiring by any person, or encourage any such employee to terminate his or her relationship with the Company; provided, however, that the foregoing will not apply to any employees that have terminated their employment relationship with the Company at least six (6) months prior to the date on which Employee’s employment relationship with the Company is terminated.

(d) Employee further agrees that during the Non-Competition Period, Employee will not solicit any customer or vendor of the Company to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts immediately prior to Employee’s departure with the Company.

(e) The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the CBO.

10.         Section 409A of the Code. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Employee agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Employee, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Employee pursuant to the terms of this Agreement. Notwithstanding the above, if Employee qualifies as a “specified employee,” as defined in Section 409A, incurs a separation from service for any reason other than death and becomes entitled to a distribution under this Agreement, then to the extent required by Section 409A, no distribution otherwise payable to such specified employee during the first six (6) months after the date of such separation from service, shall be paid to such specified employee until the date which is one day after the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of the specified employee).

11.         Enforcement of Covenants. Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon his pursuant to Sections 7, 8 and 9 hereof. Employee agrees that those restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Employee further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12.         Conflicting Agreements. Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Employee is a party or is bound and that Employee is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. Employee will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13.         Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)         “Change of Control” means (i) any change in the Company’s ownership occurring when any person or company, directly or indirectly, becomes the beneficial owner of voting equity shares of the entity (to the extent of more than 50 percent of the voting shares or the rights to acquire such shares; (ii) any direct or indirect sale or transfer of substantially all of the assets of the Company; (iii) a plan of Company liquidation or an agreement for the sale on liquidation is legally approved and completed; or (iv) the board or empowered managing committee determines and declares that a change of control has occurred, irrespective of any occurrences described above.

(b)         “Confidential Information” means any and all information of the Company that is not generally known by Persons with whom the Company competes or does business, or with whom the Company plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against the Company. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, (ii) the Company’s products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company and (v) the people and organizations with whom the Company has a business relationship and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding anything to the contrary, Confidential Information will not include (i) any information that has been published in a form generally available to the public or within the trade or industry prior to the date the Employee proposes to disclose or use such information, (ii) any information that the Employee is legally required to disclose, or (iii) any information that is or becomes available to the Employee on a non-confidential basis from a source other than the Employee or an employee or a contractor of the Company; provided that such source is not known by the Employee to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation to the Company.

(c)          “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Employee, solely or jointly with others, during his employment by the Company.

(d)          “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

13.         Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.         Assignment. Neither the Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Employee in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and Employee, their respective successors, executors, administrators, heirs and permitted assigns.

15.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.         Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national delivery service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Employee at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

18.      Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Employee’s employment.

19.         Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by an expressly authorized representative of the Company.

20.         Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22.         Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

23.         Consent to Arbitration. In consideration of Employee's employment with the Company, the Company and Employee agree that any and all controversies, claims, or disputes with anyone (including the Company, Employee and any executive, officer, director or shareholder in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee's employment with the Company or the termination of Employee's employment with the Company, including any relating to this Agreement, will be subject to binding arbitration. Disputes which Employee and Company hereby agree to arbitrate, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, include, but are not limited to, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the [New Jersey] Law Against Discrimination, the [New Jersey] Conscientious Employee Protection Act, the [New Jersey] Family Leave Act, and any other federal, state or local discrimination, retaliation or wrongful termination claims or other statutory or common law claims. Employee further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Employee. Employee and Company agree that any arbitration will be administered by the American Arbitration Association ("AAA") and that a single neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the "Rules"). All arbitration fees and costs shall be shared equally by the parties, but the parties shall be responsible for payment of their own attorneys' and professional fees. Employee and Company agree that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules. Notwithstanding the foregoing, nothing herein shall limit or alter the Company's right to seek injunctive or other equitable relief.

24.         Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Employee is WAIVING EXECUTIVE'S RIGHT TO A JURY TRIAL. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee's choice before signing this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Employee, as of the date first above written:

NRx Pharmaceuticals, Inc.		Employee

By:	/s/ Jonathan Javitt	By:	/s/ Michael Abrams
Chairman & Chief Executive Officer